QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
America First Apartment Investors, Inc.:

        We consent to the use of our report dated March 15, 2004, with respect to the consolidated balance sheet of America First Apartment Investors, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for the year ended December 31, 2003, and the related financial statement schedule III, and the consolidated balance sheet of America First Apartment Investors, L.P. and subsidiaries as of December 31, 2002, and the related consolidated statements of income and comprehensive income, partners' capital, and cash flows for the years ended December 31, 2002 and 2001, and our report dated March 16, 2004, with respect to the consolidated balance sheets of America First Real Estate Investment Partners, L.P. as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, partners' capital (deficit), and cash flows, for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule III, all incorporated herein by reference and to the reference to our firm under the headings "Summary Financial Information" and "Experts" in the prospectus.

/s/ KPMG LLP

Omaha, Nebraska
March 18, 2004

QuickLinks

Independent Auditors' Consent